UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Heritage Insurance Holdings, Inc.

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Heritage Insurance Holdings, Inc.

2600 McCormick Drive Suite 300

Clearwater, Florida 33759

April 28, 2020

To Our Stockholders:

On behalf of the Board of Directors and management of Heritage Insurance Holdings, Inc., we cordially invite you to attend the annual meeting of stockholders to be held on June 22, 2020, at 10:00 a.m. (ET), at the Grand Hyatt Tampa Bay, 2900 Bayport Dr., Tampa, Florida 33607.

The following pages contain the formal notice of the annual meeting, the proxy statement and the proxy card. Please review this material for information concerning the business to be conducted at the meeting and the nominees for election as directors.

The purpose of the meeting is to consider and vote upon proposals to (i) elect ten directors, (ii) ratify the appointment of our independent registered public accounting firm for 2020, (iii) approve, on an advisory basis, the compensation of our named executive officers, (iv) approve, on an advisory basis, the frequency of future advisory votes on the compensation of our named executive officers, and (v) transact such other business as may properly come before the meeting.

Whether or not you plan to attend the meeting, your vote is important. You may vote by signing, dating and returning your proxy card in the enclosed proxy envelope, by calling the toll free number on the proxy card or via the Internet using the instructions on the proxy card.

We currently intend to hold the annual meeting of stockholders in person. However, we are actively monitoring the coronavirus, or COVID-19, and are sensitive to the public health and travel concerns that our stockholders may have, as well as protocols that federal, state, and local governments may impose. If it is not possible or advisable to hold the annual meeting of stockholders in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include switching to a virtual meeting format, or changing the time, date or location of the annual meeting of stockholders. Any such change will be announced via press release and the filing of additional proxy materials with the Securities and Exchange Commission.

We look forward to seeing you at the meeting.

Sincerely yours,

Bruce Lucas

Chairman and Chief Executive Officer

We mailed a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and annual report on or about April 28, 2020.

This proxy statement and our 2019 Annual Report are available online at

http://www.edocumentview.com/HRTG.

NOTICE OF 2020 ANNUAL MEETING

OF STOCKHOLDERS

Date and Time:	Monday, June 22, 2020 at 10:00 a.m. (ET)

Location:	The Grand Hyatt Tampa Bay, 2900 Bayport Dr., Tampa, Florida 33607

Admission:	When you arrive at the annual meeting, you must present photo identification, such as a driver’s license. Beneficial owners must also provide evidence of stock holdings, such as a recent brokerage account or bank statement.

Record Date:	April 23, 2020

Voting:	Each share of common stock entitles you to one vote on each matter to be voted on at the annual meeting. Cumulative voting is not permitted.

Items of Business:

(1) To elect ten members of the Board of Directors to serve until the 2021 Annual Meeting of Stockholders or until their respective successors are elected and qualified;

(2) To ratify the appointment of Plante & Moran, PLLC as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2020;

(3) To approve, on an advisory basis, the compensation of our named executive officers;

(4) To approve, on an advisory basis, the frequency of future advisory votes on the compensation of our named executive officers; and

(5) To transact such other business as may properly come before the meeting.

We currently intend to hold the 2020 Annual Meeting of Stockholders in person. However, we are actively monitoring the coronavirus, or COVID-19, and are sensitive to the public health and travel concerns that our stockholders may have, as well as protocols that federal, state, and local governments may impose. If it is not possible or advisable to hold the 2020 Annual Meeting of Stockholders in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include switching to a virtual meeting format, or changing the time, date or location of the 2020 Annual Meeting. Any such change will be announced via press release and the filing of additional proxy materials with the Securities and Exchange Commission.

PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information you should consider, and you should read the entire proxy statement carefully before voting.

Items to be Voted on at the 2020 Annual Meeting of Stockholders

Proposals		Board of Directors’ Recommendation
PROPOSAL 1	Elect ten members of the Board of Directors to serve until the 2021 annual meeting of stockholders or until their respective successors are elected and qualified.	FOR
PROPOSAL 2	Ratify the appointment of Plante & Moran, PLLC as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2020.	FOR
PROPOSAL 3	Approve, on an advisory basis, the compensation of our named executive officers, which we refer to as “Say on Pay.”	FOR
PROPOSAL 4	Approve, on an advisory basis, the frequency of future advisory votes on the compensation of our named executive officers, which we refer to as “Say on Frequency.”	FOR the option of every one year

Director Nominees

			Committee Memberships
Name	Director Since	Independent	AC	CC	CGN
Bruce Lucas (Chairman and CEO)	2012	No
Richard Widdicombe (President)	2012	No
Pete Apostolou	2012	Yes
Irini Barlas	2014	Yes	C, F	M
Mark Berset	2019	No
Steven Martindale	2018	No
James Masiello	2014	Yes		C	M
Nicholas Pappas	2014	Yes		M	C
Joseph Vattamattam	2014	Yes	M
Vijay Walvekar	2012	Yes	M		M

AC:	Audit Committee	CGN:	Corporate Governance and Nominating Committee
CC:	Compensation Committee	M:	Member
C:	Chair	F:	Financial Expert

Corporate Governance

We are committed to high standards of ethical and business conduct and strong corporate governance practices. This commitment is highlighted by the practices described below.

•	Annual Elections: Our directors are elected annually for one-year terms.

•

Director Independence: A majority of our director nominees are independent, and our key Board committees (Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee) are comprised entirely of independent directors.

•	No Shareholder Rights Plan. We do not currently have in place, nor have we ever had, a shareholder rights plan, commonly known as a “poison pill.”

Performance Highlights

Key achievements for 2019 include:

•

Gross premiums written of $937.9 million, up 1.6% year-over-year, including 8.1% growth outside Florida that was partly offset by a 3.9% decline in Florida related to exposure management efforts in the state.

•	Gross premiums-in-force of $940.6 million, up 1.8% year-over-year, including 8.7% growth outside Florida. Policies-in-force of 531,945, up 3.2% year-over-year.

•

Profitable 96.5% net combined ratio despite severe weather losses, better than the 108.8% peer group median, which peer group includes other publicly held coastal property insurers (FedNat Holding Company, HCI Group, Inc., Kingstone Companies, Inc., United Insurance Holdings Corp., and Universal Insurance Holdings, Inc.).

•	Achieved a $10 million reinsurance cost reduction due to careful portfolio optimization and planning.

•	Favorable prior year reserve development of $3.7 million, reflecting a 0.8-point benefit to the net combined ratio, better than the coastal peer group’s adverse 4.9-point median impact.

•	Net income margin of 5.6% compared to coastal peer group’s median 0.2% margin.

•	EBITDA margin of 11.7% compared to coastal peer group’s median 3.1% margin.

•	Book value per share increased to $15.66, up 8.5% from year-end 2018, compared to 2.4% median increase for the coastal peer group.

•

Successful execution of our de-risking and diversification strategy, with the proportion of our total insured value stemming from the high-risk, volatile Tri-County Florida region dropping by 210 basis points year-over-year to 6.3%.

•	Strong year-end capital position with $448.8 million of equity capital.

•

Repurchased 1,134,686 shares for $16.2 million at an average price of $14.26 per share, 8.9% below year-end 2019 book value per share. Total capital returned to shareholders of $23.3 million, including $0.06 per share regular quarterly dividend.

Proxy Statement for the Annual Meeting of Stockholders of

HERITAGE INSURANCE HOLDINGS, INC.

To Be Held on June 22, 2020

AUDIT COMMITTEE REPORT	35

FEES BILLED FOR SERVICES RENDERED BY INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	36

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	37

OTHER INFORMATION	38

Stockholder Proposals for the 2021 Annual Meeting	38

Expenses of Solicitation	38

“Householding” of Proxy Materials	38

HERITAGE INSURANCE HOLDINGS, INC.

2600 McCormick Drive Suite 300

Clearwater, Florida 33759

PROXY STATEMENT

This proxy statement and enclosed proxy card are being furnished commencing on or about April 28, 2020 in connection with the solicitation of proxies by the Board of Directors of Heritage Insurance Holdings, Inc., a Delaware corporation. In this proxy statement, we refer to Heritage Insurance Holdings, Inc. as the “Company,” “we,” “our” or “us” and the Board of Directors as the “Board.” We are sending the proxy materials because the Board is seeking your permission (or proxy) to vote your shares at the annual meeting of stockholders on your behalf. This proxy statement presents information that is intended to help you in reaching a decision on voting your shares of common stock. Only common stockholders of record at the close of business on April 23, 2020, the record date, are entitled to vote at the meeting, with each share entitled to one vote. We have no other voting securities other than our common stock.

Questions and Answers about Voting and the Annual Meeting

When and where is the Annual Meeting being held?

•	We will hold the annual meeting on June 22, 2020, at 10:00 a.m. (ET), at the Grand Hyatt Tampa Bay, 2900 Bayport Dr., Tampa, Florida 33607.

•

We currently intend to hold the annual meeting in person. However, we are actively monitoring the coronavirus, or COVID-19, and are sensitive to the public health and travel concerns that our stockholders may have, as well as protocols that federal, state, and local governments may impose. If it is not possible or advisable to hold the annual meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include switching to a virtual meeting format, or changing the time, date or location of the annual meeting. Any such change will be announced via a press release, which will be available at our website, www.heritagepci.com on the “Investors” page under the heading “News Releases,” and filed as definitive additional soliciting materials with the Securities and Exchange Commission.

Who can attend the Annual Meeting?

•

Only record or beneficial owners of the Company’s common stock or their proxies may attend the annual meeting in person. When you arrive at the annual meeting, you must present photo identification, such as a driver’s license. Beneficial owners must also provide evidence of stock holdings, such as a recent brokerage account or bank statement.

Who can vote at the Annual Meeting?

•

The record date for the annual meeting is April 23, 2020. You may vote all shares of the Company’s common stock that you owned as of the close of business on that date. Each share of common stock entitles you to one vote on each item to be voted on at the annual meeting. Cumulative voting is not permitted. On the record date, 28,212,052 shares of our common stock were outstanding.

Will my vote be disclosed to anyone?

•	Your vote is confidential and will not be disclosed to any officer, director or employee, except in certain limited circumstances, such as when you request or consent to disclosure.

How can I vote if I am unable to attend the Annual Meeting?

•	If your shares of common stock are held in your name, you can vote your shares on items presented at the annual meeting or by proxy. There are three ways to vote by proxy:

1.	By Telephone — You can vote by telephone by calling 1-800-652-VOTE (8683) and following the instructions on the proxy card;

2.	By Internet — You can vote over the Internet by following the instructions on the proxy card; or

3.	By Mail — You can vote by mail by signing, dating and mailing the enclosed proxy card.

How can I vote if my shares are held through a broker?

•

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and your broker, bank or nominee is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or nominee on how to vote and are also invited to attend the annual meeting with proper evidence of stock holdings, such as a recent brokerage account or bank statement. Street name stockholders should check the voting instruction cards used by their brokers or nominees for specific instructions on methods of voting. If your shares are held in street name, you must contact your broker or nominee to revoke your proxy.

•

If you hold shares through a broker, follow the voting instructions you receive from your broker. If you want to vote in person at the annual meeting, you must obtain a legal proxy from your broker and present it at the annual meeting. If you do not submit voting instructions to your broker, your broker may still be permitted to vote your shares in certain cases. Brokers may vote your shares as described below.

•

Non-discretionary Items. All items, other than the ratification of the appointment of the Company’s independent registered public accounting firm, are “non-discretionary” items. If you do not direct your broker, your broker cannot vote your shares on non-discretionary items. We refer to these as “broker non-votes.” As such, it is critically important that you submit your voting instructions if you want your shares to count for non-discretionary items, such as the election of directors. Your shares will remain unvoted for such items if your broker does not receive instructions from you.

•

Discretionary Items. The ratification of the appointment of the Company’s independent registered public accounting firm is a “discretionary” item. Brokers that do not receive instructions from beneficial owners may vote uninstructed shares in their discretion.

What is the quorum required for the meeting to be held?

•

In order to carry on the business of the meeting, we must have a quorum. This means that stockholders representing a majority of the common stock issued and outstanding as of the record date must be present at the annual meeting, either in person or by proxy, for there to be a quorum at the annual meeting. Abstentions and broker non-votes are counted as present for purposes of establishing a quorum but broker non-votes are not considered “present” for purposes of voting on non-discretionary items.

Can I change my vote after I return my proxy card?

•

You can revoke your proxy at any time before your shares are voted by (1) delivering a written revocation notice prior to the annual meeting to Kirk Lusk, Chief Financial Officer, Heritage Insurance Holdings, Inc., 2600 McCormick Drive, Suite 300, Clearwater, Florida 33759; (2) submitting a later-dated proxy that we receive no later than the conclusion of voting at the annual meeting; or (3) voting in person at the annual meeting. Attending the annual meeting does not revoke your proxy unless you vote in person at the meeting. If your shares are held in street name, you must contact your broker or nominee to change your vote or obtain a proxy to vote your shares if you wish to cast your vote in person at the meeting.

What is the vote required to elect directors?

•

Directors will be elected by a plurality of the votes present in person or by proxy and entitled to vote at the annual meeting. A “plurality” means that the individuals who receive the largest number of votes are elected as directors up to the maximum number of directors to be elected at the annual meeting. Abstentions will not have an impact on the election of directors.

What is the vote required to adopt all other proposals on the agenda?

•

The ratification of Plante & Moran, PLLC’s appointment as independent registered public accounting firm requires the affirmative vote of a majority of the shares of common stock represented at the annual meeting and entitled to vote thereon. Abstentions will have the effect of a vote against the ratification of the appointment of Plante & Moran, PLLC.

Proposals 3 and 4 are advisory votes. This means that while we ask stockholders to approve resolutions regarding Say on Pay and Say on Frequency, these are not actions that require stockholder approval. Approval of the Say on Pay proposal requires the affirmative vote of a majority of the shares of common stock represented at the annual meeting and entitled to vote thereon. Abstentions will have the effect of a vote against the approval of the Say on Pay proposal. For the Say on Frequency proposal, we will consider that the stockholders have recommended the option (three, two or one year) that receives the greatest number of votes cast. Although the vote on these proposals are non-binding, our Board and its Compensation Committee will review the results of the vote and take them into account in making determinations concerning executive compensation and the frequency of such advisory vote.

What are the consequences if I choose not to vote on a specific proposal?

•

You may “withhold” your vote with respect to any nominee in the election of directors and may “abstain” from voting on the other proposals. Shares “abstaining” from voting on any proposal will be counted as present at the annual meeting for purposes of establishing the presence of a quorum. “Withhold” votes with respect to any nominee for director will have no effect on the election of directors. Abstentions will have the effect of a vote against the ratification of the appointment of Plante & Moran, PLLC as independent registered public accounting firm for fiscal year 2020. Broker non-votes will have no effect on the election of directors, Say on Pay or Say on Frequency. There will be no broker non-votes with respect to the ratification of Plante & Moran, PLLC’s appointment as independent registered public accounting firm, as it is a discretionary item.

What happens if additional matters are presented at the annual meeting?

•

Other than the four proposals described in this proxy statement, we are not aware of any other properly submitted business to be acted upon at the annual meeting. If you grant a proxy, the persons named as proxy holders, Bruce Lucas, Richard Widdicombe and Ernie Garateix, will have the discretion to vote your shares on any additional matters properly presented for a vote at the annual meeting, including matters of which the Company did not receive timely notice. If any of our nominees for director are unavailable, or are unable to serve or for good cause will not serve, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the board of directors.

PROPOSALS TO BE VOTED ON

Proposal 1: Election of Directors

Nominees

The size of the Board is currently set at ten members. At the annual meeting, the stockholders will elect ten directors to serve until the 2021 annual meeting of stockholders or until their respective successors are elected and qualified. Any other vacancies occurring after the election may be filled by a majority vote of the remaining directors. In accordance with the Company’s Bylaws, a director appointed to fill a vacancy will be appointed to serve until the next annual meeting of stockholders.

Assuming a quorum is present, the ten nominees receiving the highest number of affirmative votes of shares entitled to be voted for them will be elected as directors of the Company. Stockholders are not entitled to cumulate votes in the election of directors. All nominees have consented to serve as directors, if elected. If any nominee is unable or declines to serve as a director at the time of the annual meeting, the proxy holders may vote for any nominee designated by the present Board to fill the vacancy. As of the date of this proxy statement, the Board has no reason to believe that any of the director nominees named herein will be unable or unwilling to serve as a director if elected.

The Company believes that its Board, as a whole, should encompass a range of talent, skill, diversity, experience and expertise enabling it to provide sound guidance with respect to the Company’s operations and interests. In addition to considering a candidate’s background, experience and accomplishments, candidates are reviewed in the context of the current composition of the Board and the evolving needs of our business. Although the Company does not have a formal policy with regard to the consideration of diversity in identifying candidates, the Corporate Governance and Nominating Committee strives to nominate candidates with a variety of complementary skills so that, as a group, the Board will possess the appropriate level of talent, skills and expertise to oversee the Company’s business. The Company regularly assesses the size of the Board, whether any vacancies are expected due to retirement or otherwise, and the need for particular expertise on the Board. The Company’s policy is to have at least a majority of our directors qualify as “independent directors” as defined in the rules of the NYSE. Currently, six of our ten directors are independent. See page 13 for a further discussion of director independence.

The Corporate Governance and Nominating Committee seeks candidates with strong reputations and experience in areas relevant to the strategy and operations of the Company, particularly in industries and growth segments that the Company serves, as well as key geographic markets where it operates. Each of the director nominees holds or has held senior positions in complex organizations and has operating experience that meets this objective, as described below. In these positions, they have also gained experience in core management skills, such as strategic and financial planning, financial reporting, corporate governance, risk management and leadership development.

The Corporate Governance and Nominating Committee also believes that the nominees, each of whom is a current director, has the experience, expertise, integrity, sound judgment and ability to engage management in a collaborative fashion to collectively comprise an effective Board. In addition, the Corporate Governance and Nominating Committee believes that each of the nominees is committed to devoting significant time and energy to service on the Board and its committees.

The names of the director nominees, their ages as of April 23, 2020, their recent employment or principal occupation, the names of any public companies for which they currently serve as a director or have served as a director within the past five years, and their period of service as a Company director are set forth below.

Name	Age	Position
Bruce Lucas	48	Chairman and CEO
Richard Widdicombe	61	President and Director
Pete Apostolou	45	Director
Irini Barlas(1)(2)	48	Director
Mark Berset	73	Director
Steven Martindale	57	Director
James Masiello(2)(3)	79	Director
Nicholas Pappas(2)(3)	45	Director
Joseph Vattamattam(1)	43	Director
Vijay Walvekar(1)(3)	73	Director

(1)	Current member of our Audit Committee.
(2)	Current member of our Compensation Committee.
(3)	Current member of our Corporate Governance and Nominating Committee.

DIRECTOR NOMINEES

Bruce Lucas. Mr. Lucas has served on our Board since we began operations in August 2012. Mr. Lucas has served as our Chairman and CEO since May 2014 and served as our Chairman and Chief Investment Officer from August 2012 to May 2014. Prior to joining the Company, from January 2012 to August 2012, Mr. Lucas served as the Managing Member of IIM Holdings, II, LLC, an investment company. Prior to that, Mr. Lucas served as Chief Executive Officer of Infinity Investment Funds, a hedge fund, from April 2009 to December 2011. Prior to joining Infinity, Mr. Lucas was a restructuring attorney at Weil, Gotshal & Manges LLP. Mr. Lucas brings to the Board a critical link to management’s perspective in board discussions regarding the business and strategic direction of the Company.

Richard Widdicombe. Mr. Widdicombe has served on our Board and as our President since we began operations in August 2012. Mr. Widdicombe served as our Chief Executive Officer from August 2012 to May 2014. Prior to joining the Company, Mr. Widdicombe served as Risk Manager of Homeowners Choice Property & Casualty Insurance Company (NYSE: HCI) from November 2009 to September 2011. Prior to that, Mr. Widdicombe served as President of People’s Trust Insurance Company from July 2007 to February 2009. Mr. Widdicombe brings to the Board an in-depth knowledge of the insurance industry gained from his years of leadership experience at multiple insurance carriers.

Pete Apostolou. Mr. Apostolou has served on our Board since we began operations in August 2012. Mr. Apostolou is the owner of Central Parking Services, which he founded in 2010. He is also a real estate broker and owner of Alexa Realty of St. Petersburg, which he founded in 2004. Mr. Apostolou also serves as a manager and owner of several other commercial real estate companies. Mr. Apostolou brings to the Board an in-depth knowledge of the Florida commercial and residential real estate market.

Irini Barlas. Ms. Barlas has served on our Board since August 2014. Ms. Barlas is the Chief Financial and Operating Officer of Megastar Advisors, LLC, an insurance marketing and training organization, and has served in such role since January 2014. Since February 2010, Ms. Barlas has also served as the Director of Accounting and Finance of Barlas &Chambers, a provider of tax, insurance and investment services. Previously, from January 2009 through January 2010, Ms. Barlas was an auditor at Grant Thornton LLP. Ms. Barlas is a member of the American Institute of Certified Public Accountants and the Florida Institute of Certified Public Accountants. Ms. Barlas brings to the Board extensive experience in financial statement preparation and financial reporting and analysis.

Mark Berset. Mr. Berset has 44 years of experience in the property and casualty insurance industry. Mr. Berset has served as chief executive officer of Comegys Insurance Agency since 1975, as chief executive officer of Alpha Insurance Management since 1993, and as chief executive officer of Strategic Agency Network of Florida, an alliance of insurance agents, since 1997. Mr. Berset also co-founded Purpose Employer Solutions, a national payroll company, in 2010 and has served as a director since then. Mr. Berset has also co-founded various Florida-based property and casualty insurance companies and served as a board member of United Property & Casualty Insurance Co. until 2007. Mr. Berset serves on the boards of directors of two private companies and previously served on the board of directors of Innovaro, Inc., formerly a software-based consulting company, from 2009 to 2015. Mr. Berset brings to the Board an in-depth knowledge of the insurance industry gained from his years of executive management and leadership experience running insurance agencies and co-founding insurance companies and businesses in related industries.

Steven Martindale. Mr. Martindale has served on our Board since January 2018. Mr. Martindale served as our Chief Financial Officer from May 2016 to January 2018 and as our Co-Chief Financial Officer from January 2018 to April 2018. Prior to joining the Company, Mr. Martindale served as Chief Financial Officer at People’s Trust Insurance Company, a privately held insurer licensed in the State of Florida, from September 2013 to May 2016. Prior to People’s Trust, Mr. Martindale was Chief Regulatory Officer for the State of Ohio from April 2011 to September 2013. From August 2008 to September 2013, Mr. Martindale was a partner and consulting chief financial officer for Focus CFO, a financial consulting firm. From January 2005 to August 2008, Mr. Martindale worked at ProCentury as Vice President Corporate Governance. Mr. Martindale has also held various other positions in both accounting and auditing. Mr. Martindale brings to the Board in-depth financial knowledge, as well as executive management and leadership experience.

James Masiello. Mr. Masiello has served on our Board since April 2014 and served as a director pending regulatory approval in 2013. Mr. Masiello founded Alliance Holdings, Inc., the parent company of Strategic Independent Agency Alliance, Inc. (SIAA), a national alliance of insurance agents, in 1994 and has served as its Chairman and Chief Executive Officer since that time. Mr. Masiello brings to the Board extensive operational and executive leadership experience in the insurance industry.

Nicholas Pappas. Mr. Pappas has served on our Board since April 2014 and served as a director pending regulatory approval in 2013. Mr. Pappas is the President and owner of FlameStone American Grill, a restaurant in the Tampa area that opened in 2007. Mr. Pappas also owns or serves on the executive team of several commercial real estate holding companies with properties in the Tampa and Jacksonville, Florida areas. Mr. Pappas brings to the Board an entrepreneurial and executive management background, as well as a strong knowledge of the Florida commercial real estate market.

Joseph Vattamattam. Mr. Vattamattam has served on our Board since April 2014 and served as a director pending regulatory approval in 2013. Mr. Vattamattam is the Chief Executive Officer of HealthMap Solutions, a specialty population health management company, a position he has held since July 2013. Prior to that, Mr. Vattamattam served as Vice President of Medical Economics at CareCentrix, Inc., a provider of home health solutions, from August 2010 to July 2013 and as Area Vice President, Operations from January 2010 to August 2010. Prior to that, Mr. Vattamattam held several positions at WellCare Health Plans, a provider of managed care services, from June 2007 to December 2009, most recently as Director, Health Services. Mr. Vattamattam previously held positions at Wachovia Securities and PricewaterhouseCoopers LLP. Mr. Vattamattam brings to the board executive management and leadership skills, as well as an in-depth knowledge of capital markets and financial analysis.

Vijay Walvekar. Mr. Walvekar has served on our Board since we began operations in August 2012. Mr. Walvekar currently serves as Vice President of Central Home Health Care, Inc., a position he has held since January 1985. Mr. Walvekar also serves as President or Managing Member of several real property holding companies owning real estate in Florida and Michigan. Mr. Walvekar also serves as Managing Director of Control-Touch Electronics (Poona) Pvt. Ltd., an Indian technology company since 1986. Mr. Walvekar brings to the board important knowledge and experience in real estate, strategic planning and leadership.

Required Vote

Directors are elected by a plurality of the votes of the shares present in person or by proxy and entitled to vote on the election of directors at the annual meeting. The individuals who receive the largest number of votes will be elected as directors up to the maximum number of directors to be elected at the annual meeting.

THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL NOMINEES NAMED ABOVE.

Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm. To execute this responsibility, the Audit Committee engages in a comprehensive evaluation of the independent registered public accounting firm’s qualifications, performance and independence and whether the independent registered public accounting firm should be rotated, and considers the advisability and potential impact of selecting a different independent registered public accounting firm.

Plante & Moran, PLLC (“Plante & Moran”) has served as our independent registered public accounting firm since June 2018 and has been appointed by the Audit Committee to continue as our independent registered public accounting firm for the fiscal year ending December 31, 2020. Although ratification is not required by our Bylaws or otherwise, we are submitting the selection of Plante & Moran to our stockholders for ratification because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. In the event that ratification of this selection is not approved by the affirmative vote of the holders of a majority of the shares of common stock of the Company represented at the annual meeting in person or by proxy and entitled to vote on the item, the Audit Committee and the Board will review the Audit Committee’s future selection of an independent registered public accounting firm, but is not bound by the stockholders’ vote. Even if the selection is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time if it determines that a change would be in the best interests of us and our stockholders.

Prior to the engagement of Plante & Moran, Grant Thornton LLP (“Grant Thornton”) had served as our independent auditor from November 2013. In June 2018, our Audit Committee approved the dismissal of Grant Thornton and appointed Plante & Moran as our independent registered public accounting firm. Grant Thornton’s audit reports on our financial statements for our prior years did not contain any adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the interim period from January 1, 2018 through June 14, 2018, (i) there were no disagreements with Grant Thornton on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures that, if not resolved to Grant Thornton’s satisfaction, would have caused Grant Thornton to make reference to the subject matter of the disagreement in connection with its reports and (ii) there were no “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K. In June 2018, we filed a Current Report on Form 8-K to announce the changes in our independent registered public accounting firms, attaching as an exhibit thereto the letter we requested from Grant Thornton addressed to the SEC stating that Grant Thornton agreed with the statement contained in the Current Report.

Representatives of Plante & Moran will be available via teleconference at the annual meeting. The representatives will have an opportunity to make a statement and will be available to respond to appropriate questions.

Required Vote

The affirmative vote of the holders of a majority of the Company’s common stock present at the annual meeting in person or by proxy and entitled to vote on this proposal is required to approve the ratification of the appointment of Plante & Moran as the Company’s independent registered public accounting firm for the current fiscal year.

THE BOARD RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF PLANTE & MORAN, PLLC AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2020.

Proposal 3: Advisory Vote on Executive Compensation

We are providing stockholders an advisory vote on executive compensation, or Say on Pay, as required by the Dodd-Frank Act. The Say on Pay vote is a non-binding vote on the compensation of our named executive officers, as described in this proxy statement in the Compensation Discussion and Analysis, the compensation tables, and the related narrative disclosure. The Dodd-Frank Act requires us to hold the Say on Pay vote at least once every three years.

We encourage stockholders to review the Compensation Discussion and Analysis, the compensation tables, and the related narrative disclosure on pages 18-22 of this proxy statement. As discussed in the Compensation Discussion and Analysis section, we believe that our compensation policies and decisions further our objectives to: (i) reward superior financial and operational performance; (ii) motivate our executive officers to build and grow our business profitably; (iii) align the interests of our executive officers with those of our stockholders; and (iv) enable us to attract, retain and motivate qualified executive officers.

We believe that our executive compensation program strikes the appropriate balance between utilizing responsible, measured pay practices and effectively incentivizing our executives to dedicate themselves fully to value creation for our stockholders.

On the basis of the Compensation Discussion and Analysis, the compensation tables, and the related narrative disclosure found within this proxy statement, we are requesting that our stockholders vote on the following resolution:

RESOLVED, that the stockholders of Heritage Insurance Holdings, Inc. (“Heritage”) approve, on an advisory basis, the compensation of Heritage’s named executive officers, as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, set forth in Heritage’s 2020 Annual Meeting proxy statement.

Although this Say on Pay vote on executive compensation is non-binding, the Board and the Compensation Committee will review the results of the vote and will take into account the outcome of the vote when determining future executive compensation arrangements.

Required Vote

The approval of the Say on Pay proposal requires the affirmative vote of a majority of the shares of the Company’s common stock represented at the annual meeting and entitled to vote thereon.

THE BOARD RECOMMENDS A VOTE “FOR” ADOPTION OF THE RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DESCRIBED IN THE COMPENSATION DISCUSSION AND ANALYSIS SECTION.

Proposal 4: Advisory Vote on Frequency of Future Advisory Votes on Executive Compensation

The Dodd-Frank Act requires us to provide our stockholders with the opportunity to vote, on a nonbinding, advisory basis, for their preference as to whether future Say on Pay advisory votes on the compensation of our named executive officers should occur every one, two or three years. You have the option to vote for any of the three options, or to abstain from casting a vote. We are required to hold a vote on the frequency of Say on Pay proposals every six years.

After careful consideration, our Board recommends that we conduct an advisory vote on executive compensation annually. Our Board believes that a frequency of every year for the Say on Pay vote on executive compensation is the best approach for the Company and our stockholders. An annual advisory vote provides more frequent stockholder feedback to our Board and the Compensation Committee regarding our executive compensation programs and policies. Our Board and Compensation Committee intend to consider this advisory vote as part of the design of our executive compensation programs and communication of such programs to our stockholders.

Required Vote

The frequency that receives the most votes will be considered to be the frequency favored by stockholders.

THE BOARD RECOMMENDS A VOTE “FOR” A FREQUENCY OF “ONE YEAR” FOR FUTURE NON-BINDING STOCKHOLDER VOTES ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board Leadership Structure

The Board determines whether it is appropriate to combine or separate the roles of Chairman of the Board and CEO depending on the Company’s circumstances at the time. Our Board currently believes it is in the best interests of the Company to combine the positions of Chairman and CEO because this provides the Company with unified leadership and direction. Mr. Lucas, who currently serves as the Company’s CEO and as Chairman of the Board, possesses in-depth knowledge of the issues, opportunities and challenges the Company faces, and is thus best positioned to develop agendas and highlight issues that ensure that the Board’s time and attention are focused on the most critical matters. In addition, the Board has determined that this leadership structure is optimal because it believes that having one leader serving as both the Chairman and CEO provides decisive, consistent and effective leadership, as well as clear accountability. Having one person serve as Chairman and CEO also enhances the Company’s ability to communicate its message and strategy clearly and consistently to its stockholders, employees, and business partners, particularly during times of turbulent economic and industry conditions. Although the Board believes that the combination of the Chairman and CEO roles is appropriate under current circumstances, it will continue to review the roles periodically to determine whether, based on the relevant facts and circumstances, separation of these offices would serve the Company’s best interests and the best interests of its stockholders.

Board of Directors Role in Risk Oversight

Our Board oversees the risk management activities designed and implemented by our management. The Board executes its oversight responsibility for risk management both directly and through its committees. The full Board also considers specific risk topics, including risks associated with our strategic plan, business operations and capital structure. In addition, the Board receives regular reports from members of our senior management and other personnel that include assessments and potential mitigation of the risks and exposures involved with their respective areas of responsibility.

Our Board has delegated to the Audit Committee oversight of our risk management process. Our other Board committees also consider and address risk as they perform their respective committee responsibilities. All committees report to the full Board as appropriate, including when a matter rises to the level of a material or enterprise level risk.

Meetings and Committees of the Board of Directors

During 2019, the Board held 4 meetings and also acted by written consent in lieu of a meeting. During 2019, each director attended at least 75% of the aggregate of (i) the total number of meetings of the Board held during the period in which he or she was a director and (ii) the total number of meetings held by all of the committees of the Board on which he or she served. The Board has a standing Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee which operate under written charters adopted by the Board.

At the Board meetings, independent directors of the Company meet regularly in executive session without management as required by the NYSE listing standards. Generally, executive sessions are held in conjunction with regularly-scheduled meetings of the Board. Mr. Masiello presides over executive sessions of the Board. In 2019, the non-employee independent members of the Board met in executive session 4 times.

Audit Committee. Ms. Barlas and Messrs. Vattamattam and Walvekar serve on the Audit Committee. Ms. Barlas serves as the chairwoman of our Audit Committee and, subject to her re-election, the Board has selected Ms. Barlas to continue as chairwoman of the Audit Committee. The Audit Committee is composed of non-employee directors, each of whom is independent under Rule 10A-3 under the Exchange Act and the applicable listing standards of the NYSE. Ms. Barlas meets the requirements of an audit committee financial expert under SEC rules. During 2019, the Audit Committee held 4 meetings and also acted by written consent in lieu of a meeting.

The Audit Committee is responsible for, among other things, assisting the Board in its oversight of:

•	the integrity of the Company’s financial statements;

•	the Company’s compliance with legal and regulatory requirements;

•	the independent auditor’s qualifications and independence; and

•	the performance of the Company’s internal audit function and independent auditors.

Compensation Committee. Ms. Barlas and Messrs. Masiello and Pappas serve on the Compensation Committee. Mr. Masiello serves as the chairman of our Compensation Committee and, subject to his re-election, the Board has selected Mr. Masiello to continue as chairman of the Compensation Committee. The Compensation Committee is composed of non-employee directors, each of whom is independent as required by the applicable listing standards of the NYSE, including the heightened independence requirements specific to compensation committee members. During 2019, the Compensation Committee held one meeting and also acted by written consent in lieu of two meetings.

The Compensation Committee is responsible for, among other things:

•	reviewing key employee compensation goals, policies, plans and programs, including management development and succession plans;

•	reviewing and approving the compensation of the Company’s directors, chief executive officer and other executive officers;

•	reviewing and approving employment agreements and other similar arrangements between the Company and the Company’s executive officers; and

•	approving, evaluating and administering the Company’s stock plans and other incentive compensation plans.

Compensation Committee Interlocks and Insider Participation. None of the members of the Compensation Committee was at any time during 2019 or at any other time an officer or employee of our Company. None of our executive officers serves as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

Corporate Governance and Nominating Committee. Messrs. Masiello, Pappas and Walvekar serve on the Corporate Governance and Nominating Committee. Mr. Pappas serves as the chairman of our Corporate Governance and Nominating Committee and, subject to his re-election, the Board has selected Mr. Pappas to continue as chairman of the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee is composed of independent non-employee directors, each of whom is independent as required by the applicable listing standards of the NYSE. During 2019, the Corporate Governance and Nominating Committee held one meeting and also acted by written consent in lieu of a meeting.

The Corporate Governance and Nominating Committee is responsible for, among other things:

•	identifying individuals qualified to become members of the Board consistent with criteria approved by the Board;

•	overseeing the organization of the Board to discharge the board’s duties and responsibilities properly and efficiently;

•	identifying best practices and recommending corporate governance principles;

•	developing, recommending, and reviewing annually our Corporate Governance Guidelines;

•	reviewing annually our Code of Business Conduct and Ethics;

•	recommending to the Board director nominees for election at the annual meeting of stockholders, or to fill any vacancies;

•	recommending to the Board director nominees for each committee of the Board;

•	reviewing potential conflicts of interest involving our executive officers; and

•	overseeing the evaluation of the Board and management.

In evaluating and determining whether to nominate a candidate for a position on our Board, the Corporate Governance and Nominating Committee will consider the candidate’s professional ethics and values, relevant management experience and a commitment to enhancing stockholder value. We regularly assess the size of the Board, whether any vacancies are expected due to retirement or otherwise, and the need for particular expertise on the Board. Candidates may come to the attention of the Corporate Governance and Nominating Committee from current Board members, stockholders, professional search firms, officers or other persons. The Corporate Governance and Nominating Committee will review all candidates in the same manner regardless of the source of recommendation, including from stockholders.

The Corporate Governance and Nominating Committee will consider stockholder recommendations of candidates when the recommendations are properly submitted in accordance with our Bylaws. Any stockholder recommendations which are submitted under the criteria summarized above should include the candidate’s name and qualifications for Board membership and should be addressed to our Corporate Secretary.

For purposes of potential nominees to be considered at the 2021 annual stockholders’ meeting, the Corporate Secretary must receive this information no earlier than February 22, 2021 and no later than the close of business on March 24, 2021 in accordance with the procedures in the Bylaws. The notice must set forth the candidate’s name, age, business address, residence address, principal occupation or employment, the number of shares beneficially owned by the candidate and information that would be required to solicit a proxy under federal securities law. In addition, the notice must include the stockholder’s name, address and the number of shares beneficially owned (and the period they have been held).

In 2019, we did not engage a third party to identify, evaluate or assist in identifying potential nominees for director.

Director Independence

There are no family relationships among any of our executive officers or directors. Our Board has affirmatively determined that each of Messrs. Apostolou, Masiello, Pappas, Vattamattam and Walvekar and Ms. Barlas is an “independent director,” as defined under the rules of the NYSE. In making the independence determination, the Board considered the current and prior relationships that each non-employee director has with the Company and all other facts and circumstances that the Board deemed relevant. Messrs. Lucas and Widdicombe are not independent as they are executive officers of the Company. Mr. Martindale, as a former CFO of the Company, is not independent. With respect to Mr. Berset, the Board does not consider him to be independent given his affiliation with a third-party insurance agency that has provided services to, and received payments from, the Company.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics (the “Code of Ethics”) that applies to all of our employees, including our Chief Executive Officer (“CEO”), our Chief Financial Officer (“CFO”) and our Chief Accounting Officer. The Code of Ethics is available at www.heritagepci.com on the “Investors” page listed as “Governance Documents” under the heading “Corporate Governance.”

Only the Board or an appointed committee may grant a waiver of the Code of Ethics for our executive officers or directors, and any such waiver will be disclosed to the extent required by law or the listing requirements of the NYSE. We intend to provide disclosure of any amendments or waivers of our Code of Ethics on our website within four business days following the date of the amendment or waiver.

Governance Documents

Current copies of the Company’s Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee charters are available at www.heritagepci.com on the “Investors” page listed as “Governance Documents” under the heading “Corporate Governance.” In addition, the Board has adopted corporate governance guidelines, which are available at www.heritagepci.com on the “Investors” page listed as “Governance Documents” under the heading “Corporate Governance.” Information on, or accessible through, our website is not a part of, or incorporated by reference into, this proxy statement.

Communications with Directors

The Board has established a process to receive communications from stockholders. Stockholders and other interested parties may contact any member (or all members) of the Board, or the non-management directors as a group, any Board committee or any chair of any such committee by mail. To communicate with the Board, any individual directors or any group or committee of directors, correspondence should be addressed to the Board or any such individual directors or group or committee of directors by either name or title. All such correspondence should be sent c/o Kirk Lusk, Chief Financial Officer, Heritage Insurance Holdings, 2600 McCormick Drive, Suite 300, Clearwater, Florida 33759.

All communications received as set forth in the preceding paragraph will be opened by the Corporate Secretary for the sole purpose of determining whether the contents represent a message to our directors. The Corporate Secretary will forward copies of all correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the Board or its committees or that he otherwise determines requires the attention of any member, group or committee of the Board.

Attendance at Annual Meeting

Directors are encouraged, but not required, to attend our annual stockholders’ meeting. In 2019, 4 directors attended the annual stockholders’ meeting.

EXECUTIVE OFFICERS

The names of the executive officers of the Company and their ages, titles and biographies are set forth below.

Bruce Lucas, 48, is being nominated for the position of director of the Company. See “Director Nominees” for a discussion of Mr. Lucas’ business experience.

Richard Widdicombe, 61, is being nominated for the position of director of the Company. See “Director Nominees” for a discussion of Mr. Widdicombe’s business experience.

Kirk Lusk, 59, has served as our Chief Financial Officer since April 2018 and as our Co-Chief Financial Officer since January 2018. Prior to joining us, from January 2013 to February 2018, Mr. Lusk served as Chief Financial Officer of Narragansett Bay Insurance Company (“NBIC”), which was acquired by us in November 2017 in connection with the acquisition of NBIC Holdings, Inc., the parent company of NBIC. Prior to that, Mr. Lusk served as International Chief Financial Officer of Aetna, Inc. from 2008 through 2012, Chief Financial Officer of Alea Group Holdings Bermuda Ltd. from 2005 through 2008 and Chief Financial Officer of GE ERC’s Global Casualty and GE Capital Auto Warranty Services from 1998 through 2004.

Ernie Garateix, 48, has served as our Chief Operating Officer since December 2014. Prior to that, from August 2012 to December 2014, Mr. Garateix served as our Executive Vice President. Prior to joining us, Mr. Garateix served as Vice President for American Integrity Insurance Group beginning in October 2007.

Sharon Binnun, 58, has served as our Chief Accounting Officer since May 2016. Prior to that, she served as our Executive Vice President of Finance beginning in November 2014. Prior to joining us, Ms. Binnun served as the Executive Vice President of Cypress Property Insurance Company from July 2013 to August 2014. Prior to that, Ms. Binnun served as the Chief Financial Officer of Citizens Property Insurance Corporation from February 2007 to July 2013. Ms. Binnun’s prior employment includes Deputy Insurance Commissioner in Florida as well as a career at Deloitte & Touche. Ms. Binnun is a certified public accountant in the State of Florida.

Joseph Peiso, 61, has served as our Vice President of Compliance since May 2014 and previously served as our Controller from September 2012 to May 2014. Prior to joining us, Mr. Peiso served as Chief Financial Officer of Sunz Insurance Holdings, LLC from September 2011 to August 2012. Prior to that, Mr. Peiso served as Chief Financial Officer of United Insurance Holdings Corporation (NASDAQ: UIHC) from January 2010 to August 2011. From June 2004 to December 2009, Mr. Peiso served as Managing Member of Sarasota Bay Insurance Managers, LLC. Mr. Peiso is a certified public accountant in the State of Florida.

Tim Moura, 47, has served as the President of our subsidiary company, Narragansett Bay Insurance Company (“NBIC”), since January 2018. Prior to joining us, from February 2014 to January 2018, Mr. Moura served as Senior Vice President of NBIC, which we acquired in November 2017, from February 2014 until January 2018. Prior to that, Mr. Moura served as Vice President of Tower Group Companies from 2010 through 2013, Regional Vice President for OneBeacon Insurance Group from 2004 to 2006 and in various management roles at MetLife Auto & Home from 1995 to 2004. Mr. Moura has 25 years of industry experience, serving in leadership positions with both national and regional insurance carriers.

STOCK OWNERSHIP

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 23, 2020 (except as indicated below) by:

•	all persons known by us to own beneficially more than 5% of our outstanding common stock;

•	each of our directors and director nominees;

•	each of our named executive officers listed in the “EXECUTIVE AND DIRECTOR COMPENSATION” section of this proxy statement; and

•	all of our directors and executive officers as a group.

Unless otherwise indicated, the address of each beneficial owner listed below is c/o Heritage Insurance Holdings, Inc., 2600 McCormick Drive, Suite 300, Clearwater, Florida 33759.

Name and Address	Number of Shares Beneficially Owned(1)	Approximate Percent of Class(1)
CERTAIN BENEFICIAL OWNERS (not including directors and executive officers):
BlackRock, Inc.(2)	2,150,148	7.6%
55 East 52nd Street New York, NY 10055
DIRECTORS, DIRECTOR NOMINEES AND NAMED EXECUTIVE OFFICERS:
Bruce Lucas(3)	794,459	2.8%
Kirk Lusk	120,831	*
Richard Widdicombe	691,778	2.5%
Ernie Garateix	106,254	*
Tim Moura	64,133	*
Pete Apostolou	160,000	*
Mark Berset(4)	729,209	2.6%
Irini Barlas(5)	12,746	*
Steven Martindale	5,821	*
James Masiello(6)	246,295	*
Nicholas Pappas(7)	63,745	*
Joseph Vattamattam	28,791	*
Vijay Walvekar	335,889	1.2%
All directors and executive officers as a group (15 persons)	3,359,951	11.9%

*	= less than 1%
(1)

“Beneficial ownership” means any person who, directly or indirectly, has or shares voting or investment power with respect to a security or has the right to acquire such power within 60 days. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of April 23, 2020 are deemed outstanding for computing the ownership percentage of the person holding such options, but are not deemed outstanding for computing the ownership percentage of any other person. The number of shares beneficially owned is determined as of April 23, 2020, and the percentages are based upon 28,212,052 shares of our common stock outstanding as of April 23, 2020. Unless otherwise indicated, each stockholder listed below has sole voting and investment power with respect to the shares of common stock beneficially owned by such stockholder.

(2)	Based solely on a Schedule 13G filed by BlackRock, Inc. on February 7, 2020, of the 2,150,148 shares of our common stock beneficially owned, BlackRock, Inc. has (a) sole voting power with respect to

2,076,417 shares, and (b) sole investment power with respect to all 2,150,148 shares. The principal business address of BlackRock, Inc. is 55 East 52nd Street New York, NY 10055.
(3)	Includes 67,600 shares held by IIM Holdings, LLC and IIM Holdings II, LLC, entities controlled by Mr. Lucas.
(4)

Includes (i) 47,000 shares held by Mr. Berset’s wife’s IRA, (ii) 36,700 shares held by the Mark Berset 2012 Irrevocable Trust, (iii) 316,400 shares held by the Linda Berset Irrevocable Trust, and (iv) 84,909 shares held by the Linda C Berset Family Trust.

(5)	Includes (i) 36,050 shares held by the Lee M. Barlas and Irini Barlas Living Trust and (ii) 6,852 shares held by Ms. Barlas’ spouse.
(6)	Includes (i) 22,195 shares held by Mr. Masiello’s wife and (ii) 91,500 shares held by Alliance Holdings, Inc., an entity controlled by Mr. Masiello and members of his family.
(7)	These shares are held jointly by Mr. Pappas and his father.
(8)	Includes 13,291 shares held in an IRA account and 15,500 shares held jointly by Mr. Vattamattam and his wife.
(7)	Includes 287,889 shares held by Mr. Walvekar’s wife.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our common stock to file with the SEC reports regarding their ownership and changes in ownership of our common stock. They are also required to provide us with copies of any forms they file.

Based solely on our review of the reports furnished to us, we believe that during the last fiscal year, all reports filed by our directors and executive officers under Section 16(a) were made timely, except that each of Messrs. Lucas, Garateix, and Widdicombe failed to file a timely Form 4 in 2019 to report his surrender of shares for tax purposes, and Mr. Lucas failed to file a timely Form 4 in 2019 to report a purchase of shares. In addition, Mr. Vattamattam failed to file timely Form 4s to report his sales of shares in May, June, and July 2015.

COMPENSATION DISCUSSION AND ANALYSIS

General Overview

This Compensation Discussion and Analysis outlines our compensation philosophy, describes the process for setting compensation of our named executive officers and outlines the elements of our executive compensation program and decisions in 2019. For 2019, our named executive officers (“NEOs”) are:

•	Bruce Lucas, Chairman and Chief Executive Officer;

•	Kirk Lusk, Chief Financial Officer;

•	Richard Widdicombe, President;

•	Ernie Garateix, Chief Operating Officer; and

•	Tim Moura, President, Narragansett Bay Insurance Company, our subsidiary.

Compensation Philosophy

Our compensation philosophy is based on pay-for-performance principles. Our executive compensation program is designed to accomplish each of the following goals:

•	reward superior financial and operational performance;

•	motivate our executive officers to build and grow our business profitably;

•	align the interests of our executive officers with those of our stockholders; and

•	enable us to attract, retain and motivate qualified executive officers.

2019 Performance Highlights

Key achievements for 2019 include:

•

Gross premiums written of $937.9 million, up 1.6% year-over-year, including 8.1% growth outside Florida that was partly offset by a 3.9% decline in Florida related to exposure management efforts in the state.

•	Gross premiums-in-force of $940.6 million, up 1.8% year-over-year, including 8.7% growth outside Florida. Policies-in-force of 531,945, up 3.2% year-over-year.

•

Profitable 96.5% net combined ratio despite severe weather losses, better than the 108.8% peer group median, which peer group includes other publicly held coastal property insurers (FedNat Holding Company, HCI Group, Inc., Kingstone Companies, Inc., United Insurance Holdings Corp., and Universal Insurance Holdings, Inc.).

•	Achieved a $10 million reinsurance cost reduction due to careful portfolio optimization and planning.

•	Favorable prior year reserve development of $3.7 million, reflecting a 0.8-point benefit to the net combined ratio, better than the coastal peer group’s adverse 4.9-point median impact.

•	Net income margin of 5.6% compared to coastal peer group’s median 0.2% margin.

•	EBITDA margin of 11.7% compared to coastal peer group’s median 3.1% margin.

•	Book value per share increased to $15.66, up 8.5% from year-end 2018, compared to 2.4% median increase for the coastal peer group.

•

Successful execution of our de-risking and diversification strategy, with the proportion of our total insured value stemming from the high-risk, volatile Tri-County Florida region dropping by 210 basis points year-over-year to 6.3%.

•	Strong year-end capital position with $448.8 million of equity capital.

•

Repurchased 1,134,686 shares for $16.2 million at an average price of $14.26 per share, 8.9% below year-end 2019 book value per share. Total capital returned to shareholders of $23.3 million, including $0.06 per share regular quarterly dividend.

As discussed in more detail below, the Compensation Committee took into account our 2019 financial and operational performance in making its 2019 executive compensation decisions, and a significant portion of the annual compensation for our named executive officers were tied to our annual EBITDA performance.

Compensation Setting Process

The Compensation Committee is responsible for reviewing and approving the compensation of our CEO and our other executive officers, and for setting our executive compensation and benefits policies and programs generally. In formulating our executive compensation program, the Compensation Committee does not use a compensation consultant nor does it benchmark to a particular industry or group of companies, but it draws information from general experience of the insurance industry and comparable companies.

Each NEO has an employment agreement which provides for a minimum annual base salary and annual cash incentive awards. As such, portions of our NEO’s compensation are determined based on the provisions of their existing employment agreements, which, with respect to Messrs. Lucas, Widdicombe and Garateix, expire at the end of 2020.

With respect to annual cash incentives, each year, the Compensation Committee reviews our EBITDA performance for the fiscal year and the individual contributions of each NEO, and determines the size of the EBITDA cash incentive award pool and the allocation of the pool to our NEOs, as more fully described below. Our CEO provides the Compensation Committee with recommendations regarding the allocation of the pool to our other executive officers, subject to the requirements of any individual employment agreement.

Peer Companies

The Compensation Committee did not formally determine or utilize a peer group in setting 2019 compensation. However, when evaluating the Company’s performance and compensation levels, the Compensation Committee does consider the performance and compensation levels of public companies based in Florida that are engaged in the residential property insurance business, including FedNat Holding Company, United Insurance Holdings Corp, HCI Group Inc. and Universal Insurance Holdings, Inc.

Although the Compensation Committee believes a comparison of compensation and performance data can be useful, the Compensation Committee does not believe that any comparison group company, whose composition is based solely on our industry classification, revenues, net income and/or market capitalization, is fully reflective of the markets in which we compete for talent. Consequently, the Compensation Committee does not set the executives’ target total direct compensation, or any of the target components of such compensation, at any specific percentile of the comparison group.

Elements of Executive Compensation Program

Our executive compensation program consists of three primary elements:

Base Salary – We provide base salaries, which are intended to be generally competitive with salaries of similarly-situated executives at comparable companies and are based on the executive officer’s role and responsibilities, individual job performance and experience. The base salaries for our named executive officers were initially set pursuant to their respective employment agreements.

Annual Cash Incentive Award – Annual cash incentive awards are performance-based and designed to drive performance, and to motivate and reward eligible employees who contribute positively towards our growth and business strategy. Pursuant to their employment agreements, each of our NEOs are entitled to an annual cash incentive based on our annual EBITDA performance, as described below. Annual cash incentive awards are only paid if we achieve positive EBITDA for the fiscal year. For some named executive officers, (i) a cash incentive is paid upon achievement of a minimum level of EBITDA and (ii) an additional amount is paid from an annual incentive pool that is funded based on a percentage of the Company’s EBITDA for the relevant period as determined by the Compensation Committee. As a result, any growth in the size of the incentive pool is a function of the Company’s EBITDA performance.

In addition, Mr. Lusk is entitled to an additional annual cash incentive based on our consolidated combined ratio each year and Mr. Moura is entitled to an additional annual cash incentive based on the annual gross premiums written and combined ratio for NBIC Holdings, Inc. For purposes of calculating the annual cash incentive, the term combined ratio is generally defined as gross premiums adjusted for loss, loss adjustment, reinsurance costs and recoveries, acquisition and operational costs. In calculating the combined ratio, net investment income and other income is deducted from operating expenses.

Long-Term Equity Awards – We did not make an annual grant of equity awards in 2019. In 2015, we granted restricted stock to Messrs. Lucas, Widdicombe, and Garateix, which were intended to compensate them over the five years following the grant. In 2018, Messrs. Lusk and Moura received restricted stock in connection with their continuing employment following our acquisition of NBIC, which stock vests over five years. We previously granted stock options to certain of our named executive officers as long-term equity incentive compensation. However, the majority of those stock options were “underwater” and therefore remained unexercised when they expired in late 2017. The Compensation Committee may determine to alter its grant practice in light of business needs and changes in applicable laws and regulations.

Each of these elements is described in more detail in the discussion below regarding 2019 compensation decisions and in the executive compensation tables and narrative disclosures that follow.

2019 Executive Compensation Decisions

Consistent with historical practice, for 2019, the Compensation Committee approved an EBITDA cash incentive pool equal to 8.5% of our 2019 EBITDA, resulting in a 2019 EBITDA cash incentive pool of $5,540,000. The Compensation Committee awarded the NEOs an aggregate of $2,975,000 of the total pool as discussed below. The Compensation Committee deferred the allocation of $1.5 million of the 2019 cash incentive pool, which as of the date of this proxy statement has not been allocated or paid. The Compensation Committee’s 2019 executive compensation decisions for each of our named executive officers, which are based in large part on the terms of each named executive officer’s employment agreement, are discussed below.

For purposes of calculating the cash incentive pool, EBITDA is defined as reported earnings excluding interest, taxes, depreciation, and amortization, as well as any incentive cash compensation accrual recorded on the Company’s books.

Bruce Lucas

Base Salary – The Lucas Amended Agreement (defined below) provides for an initial base annual salary of $2.0 million commencing in 2016. As provided for in the Lucas Amended Agreement, in 2019, the Compensation Committee approved a 5% increase in Mr. Lucas’ base salary reflecting cost of living and inflation-based adjustments.

Annual Cash Incentive Award – Pursuant to the Lucas Amended Agreement, for 2019, Mr. Lucas was entitled to an (i) incentive of $1.75 million, subject to our achievement of at least $50 million in EBITDA for

2019, and (ii) annual cash incentive from our EBITDA incentive pool with a target amount equal to the greater of (1) $2.5 million or (2) the remainder from the EBITDA incentive pool after paying all employee incentives as determined by the Compensation Committee. For 2019, the Compensation Committee approved a total annual cash incentive for Mr. Lucas of $3.75 million, which consists of the $1.75 million cash incentive he earned when the Company achieved at least $50 million in EBITDA for 2019 plus $2 million from the EBITDA cash incentive pool. In making its determination, the Compensation Committee considered Mr. Lucas’ individual contributions to the Company, including his continued efforts to diversify the Company’s business, reduce its concentration risk in certain geographies, and optimize its reinsurance spend.

As reported in last year’s proxy statement, in early 2019, the Compensation Committee deferred the allocation of a portion of the 2018 EBITDA cash incentive pool. In May 2019, the Compensation Committee determined to allocate $2.7 million of the remaining balance of the incentive pool to Mr. Lucas. This amount is reflected in Mr. Lucas’ 2018 compensation in the Summary Compensation Table on page 24.

Kirk Lusk

Base Salary – The Lusk Agreement (defined below) provides for an initial base annual salary of $850,000. Mr. Lusk did not receive a salary increase in 2019. In 2020, the Compensation Committee determined to increase Mr. Lusk’s base salary by $100,000 to be more in line with market.

Annual Cash Incentive Award – Pursuant to the Lusk Agreement, for 2019, Mr. Lusk was entitled to a cash incentive under the Omnibus Incentive Plan of up to $500,000, subject to the Company’s achievement of a consolidated combined ratio that is below 91 for the preceding calendar year. The Company’s 2019 consolidated combined ratio was at or above 91. As a result, Mr. Lusk did not receive a cash incentive under his employment agreement. The Compensation Committee awarded Mr. Lusk $50,000 from the 2019 EBITDA incentive pool.

Richard Widdicombe

Base Salary – The Widdicombe Amended Agreement (defined below) provides for an initial base annual salary of $1.75 million commencing in 2016. Mr. Widdicombe did not receive a salary increase in 2019.

Annual Cash Incentive Award – Pursuant to the Widdicombe Amended Agreement, for 2019, Mr. Widdicombe was entitled to a cash incentive of $375,000, subject to our achievement of at least $50 million in EBITDA for 2019, and an annual cash incentive from our EBITDA incentive pool with a target amount of $375,000. In 2019, the Compensation Committee approved a total annual cash incentive for Mr. Widdicombe of $750,000, which represents the $375,000 cash incentive when the Company achieved at least $50 million in EBITDA for 2019, plus $375,000 from the EBITDA incentive pool.

Ernie Garateix

Base Salary – The Garateix Agreement (defined below) provides for an initial base annual salary of $750,000 commencing in 2016. Mr. Garateix did not receive a salary increase in 2019. In 2020, the Compensation Committee determined to increase Mr. Garateix’s salary by $100,000 to be more in line with market.

Annual Cash Incentive Award – Pursuant to the Garateix Agreement, for 2019, Mr. Garateix was entitled to an annual cash incentive from our EBITDA cash incentive pool of up to $100,000. In 2019, the Compensation Committee approved an annual cash incentive for Mr. Garateix from the EBITDA pool of $500,000. In making its determination, the Compensation Committee considered Mr. Garateix’s individual contributions to the Company, including his oversight of systems, processes, and personnel and his efforts in enhancing the Company’s business intelligence capabilities.

Tim Moura

Base Salary – The Moura Agreement (defined below) provides for annual base annual salary of $850,000 commencing in 2018. In 2019, the Compensation Committee approved an aggregate 5% increase in Mr. Moura’s base salary.

Annual Cash Incentive Award – Pursuant to the Moura Agreement, for 2019, Mr. Moura was entitled to an annual cash incentive of up to $50,000 based on the Board’s approval of the EBITDA incentive pool and Mr. Moura’s performance during the calendar year, and a cash incentive under the Omnibus Incentive Plan based on NBIC’s annual gross written premium and combined ratio. In 2019, Mr. Moura received an annual cash incentive of $50,000. Mr. Moura did not receive a cash incentive under the Omnibus Incentive Plan in 2019 because NBIC’s annual gross written premium and combined ratio did not reach target levels.

Severance and Change of Control Agreements

Our named executive officers are not party to any separate severance or change of control agreements. As described below under “Executive Compensation—Employment Agreements and—Estimated Payments Following Termination or Change in Control”, our named executive officers are entitled to certain severance and change of control payments and benefits pursuant to their employment agreements.

Employee Benefits

Our named executive officers participate in other employee benefit plans generally available to all employees on the same terms, such as medical, dental, life, disability insurance programs and a 401(k) plan, except that the Company provides additional life and disability insurance benefits to Messrs. Lucas, Widdicombe, Garateix, and Lusk. These amounts are included in the “All Other Compensation” column of the Summary Compensation Table and described in a footnote. In addition, in 2019, we provided matching contributions to the 401(k) accounts of all our employees, including our named executive officers, equal to 100% of the first 3% of each employee’s contribution, and 50% of each employee’s next 2% of contribution, subject to applicable limitations. In addition, Messrs. Lucas and Garateix each received an automobile allowance during 2019. We do not provide our named executive officers with any other material perquisites or similar personal benefits.

Hedging

The Company does not have a specific policy that prohibits hedging transactions by our directors, executive officers, and employees, however our insider trading policy requires pre-clearance from our Chief Financial Officer prior to such transactions.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the disclosure set forth above under the heading “Compensation Discussion and Analysis” with management and, based on such review and discussions, it has recommended to the Board that the “Compensation Discussion and Analysis” be included in this proxy statement.

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate future filings, including this proxy statement, in whole or in part, the Compensation Committee Report above shall not be incorporated by reference into this proxy statement.

Respectfully submitted by the Compensation Committee of the Board,

The Compensation Committee

Irini Barlas

James Masiello

Nicholas Pappas

April 3, 2020

EXECUTIVE COMPENSATION

Summary Compensation Table

The following Summary Compensation Table discloses the compensation information for fiscal years 2017, 2018, and 2019 for our NEOs. Certain information regarding 2019 compensation is provided in the narrative sections following the Summary Compensation Table.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Non-Equity Incentive Plan Compensation(1) ($)		All Other Compensation ($)		Total ($)
Bruce Lucas	2019	2,302,529	—	3,750,000		23,787	(2)	6,076,316
Chairman and CEO	2018	2,205,000	3,000,000	6,200,000	(3)	30,043		11,135,043	(3)
	2017	2,059,885	—	4,633,022		44,911		6,737,818
Kirk Lusk,	2019	850,000	—	50,000		17,127	(2)	917,127
CFO
Richard Widdicombe	2019	1,929,375	—	750,000		26,271	(2)	2,690,175
President	2018	1,929,375	—	750,000		40,905		2,720,280
	2017	1,802,164	137,000	750,000		51,035		2,740,698
Ernie Garateix	2019	900,000	—	500,000		23,862	(2)	1,423,862
COO	2018	900,000	—	500,000		25,820		1,425,820
	2017	772,626	55,000	400,000		36,334		1,263,960
Tim Moura	2019	870,596	—	50,000		—		920,596
President, NBIC

(1)	Represents amounts paid under the terms of the named executive officer’s employment agreement.
(2)

Each of Messrs. Lucas and Garateix received an automobile allowance during 2019. The amounts disclosed above include such allowance, Company contributions with respect to the Company 401(k) plan, an additional disability insurance policy and an additional life insurance policy for each of Messrs. Lucas, Widdicombe, Garateix, and Lusk. In addition, for Mr. Lusk, the amount includes the aggregate incremental cost of a monthly housing allowance which began in October 2019. The amounts do not include the excess portion of the employer share of premiums offered to our named executive officers with respect to the following benefits which are generally available to all of the Company’s employees: health insurance, dental insurance, vision insurance, life insurance, short-term disability insurance and long-term disability insurance.

(3)

The amount reported for 2018 has been updated to include the payment of a cash incentive of $2,700,000 from the 2018 EBITDA cash incentive pool which was allocated to Mr. Lucas in May 2019 by our Compensation Committee.

Grants of Plan-Based Awards

Below are grants of plan-based awards made to the NEOs in 2019. Actual amounts paid under these awards are reflected in the Summary Compensation Table.

	Estimated future payouts under non-equity incentive plan awards
Name	Threshold ($)	Target ($)(1)		Maximum ($)
Bruce Lucas	—	1,750,000	(2)	—
	—	2,500,000	(3)	—
Kirk Lusk	—	500,000	(4)	—
	—	50,000	(5)	—
Richard Widdicombe	—	375,000	(2)	—
	—	375,000	(6)	—
Ernie Garateix	—	100,000	(7)	—
Tim Moura	—	500,000	(8)	—
	—	50,000	(9)	—

(1)

The incentive plan awards reported in this table do not provide for threshold or maximum performance levels. For more information on these awards, please see the section “Compensation Discussion and Analysis – 2019 Executive Compensation Decisions.”

(2)	This amount reflects a grant of an annual cash incentive based on the Company achieving 2019 EBITDA of $50 million.
(3)

Under his employment agreement, Mr. Lucas is entitled to a target annual cash incentive from our EBITDA incentive pool equal to the greater of (1) $2.5 million or (2) the remainder from the EBITDA incentive pool after paying all employee cash incentives.

(4)

Under his employment agreement, Mr. Lusk is entitled to an annual cash incentive of up to $500,000, subject to the Company’s achievement of a consolidated combined ratio that is below 91 for the preceding calendar year.

(5)	Under his employment agreement, Mr. Lusk is entitled to a target annual cash incentive from our EBITDA incentive pool of up to $50,000.
(6)	Under his employment agreement, Mr. Widdicombe is entitled to a target annual cash incentive from our EBITDA incentive pool equal to $375,000.
(7)	Under his employment agreement, Mr. Garateix is entitled to a target annual cash incentive from our EBITDA incentive pool of up to $100,000.
(8)	Under his employment agreement, Mr. Moura is entitled to an annual cash incentive of up to $500,000, based on NBIC’s gross premiums written and combined ratio for 2019.
(9)	Under his employment agreement, Mr. Moura is entitled to a target annual cash incentive from our EBITDA incentive pool of up to $50,000.

Stock Vested

The following table provides information concerning the vesting of restricted stock and the value realized on vesting of restricted stock during the fiscal year ended December 31, 2019 for each of the named executive officers.

	Stock awards
Name	Number of shares acquired on vesting (#)	Value realized on vesting ($)
Bruce Lucas	150,000	2,223,000
Kirk Lusk	15,000	217,800
Richard Widdicombe	50,000	741,000
Ernie Garateix	25,000	370,500
Tim Moura	10,000	132,500

Outstanding Equity Awards at 2019 Fiscal Year-End

The following table provides information concerning unvested restricted stock for each named executive officer outstanding as of the end of the fiscal year ended December 31, 2019. Each restricted stock grant is shown separately for each named executive officer.

	Stock Awards
Name	Number of Shares of Stock that Have Not Vested (#)		Market Value of Shares of Stock that Have Not Vested ($)(2)
Bruce Lucas	150,000	(1)	1,987,500
Kirk Lusk	60,000	(3)	795,000
Richard Widdicombe	50,000	(1)	662,500
Ernie Garateix	25,000	(1)	331,250
Tim Moura	40,000	(4)	530,000

(1)	These restricted stock awards were granted on November 4, 2015 with equal vesting over five years, subject to the executive’s continued employment with the Company through such date.
(2)	The market value of these shares is shown based on the closing price of the Company’s stock on December 31, 2019, which was $13.25 per share.
(3)	These restricted stock awards were granted on January 31, 2018 with equal vesting over five years, subject to the executive’s continued employment with the Company through such date.
(4)	These restricted stock awards were granted on January 1, 2018 with equal vesting over five years, subject to the executive’s continued employment with the Company through such date.

All awards reported in the table above were granted under the Omnibus Incentive Plan, which was adopted in connection with our initial public offering.

Employment Agreements

Mr. Lucas’ Employment Agreement

Effective November 4, 2015, Mr. Lucas entered into an amended and restated employment agreement (the “Lucas Amended Agreement”) with us to serve as our Chief Executive Officer until December 31, 2020. The Lucas Amended Agreement provides for (i) an annual base salary of $2.0 million commencing on January 1, 2016 (subject to annual cost of living and inflation-based adjustments), (ii) a cash incentive under our Omnibus Incentive Plan of $1.75 million for each calendar year, beginning in 2016, subject to the Company’s achievement of at least $50 million in EBITDA for such year and (iii) an annual cash incentive under the Company’s EBITDA incentive pool with a target amount equal to the greater of (A) $2.5 million or (B) the remainder of the Company’s incentive pool after paying all employee incentives. In connection with entering into the Lucas Amended Agreement, Mr. Lucas received a grant of 750,000 shares of restricted stock, which vest in equal annual installments of 150,000 shares beginning on November 4, 2016.

Mr. Lucas would be entitled to his base salary and share-based compensation payments for the remainder of the employment term, under the Lucas Amended Agreement, in the event he is terminated by us without “Cause,” which is defined as (i) a breach of the employment agreement or (ii) any fraud, breach of fiduciary duty, gross negligence, embezzlement or misappropriation against the Company. If the Lucas Amended Agreement, expires without the Company offering him a new employment agreement with compensation levels similar to those offered under this agreement in the last year of its term, then he would be entitled to severance equal to his annual base salary in the final year of the agreement.

If Mr. Lucas dies during the term of the Lucas Amended Agreement, his estate would be entitled to 50% of his base salary for the remainder of the employment term.

Mr. Lucas may resign upon giving no less than 90 days’ notice.

If Mr. Lucas becomes unable to perform his duties by reason of illness or injury for a consecutive period of ninety (90) days, then the Company may, within thirty (30) days, suspend the officership of Mr. Lucas. In the event of such suspension, Mr. Lucas would remain an employee of the Company and receive his regular compensation and all his regular fringe benefits through December 31st of the following year, in which case Mr. Lucas’ employment with the Company would terminate at the end of such period if Mr. Lucas has not returned to the full-time performance of his duties.

In the event of a “change of control” (as defined in the Lucas Amended Agreement), Mr. Lucas would be entitled to continue receiving, through the remainder of the term of the Lucas Amended Agreement, (i) his base salary as in effect on the change of control date, (ii) his annual incentives in amounts no less than those paid in the preceding 12 months and (iii) employee benefits as in effect on the change of control date.

Upon a termination of employment for any reason, Mr. Lucas would continue to be subject to non-solicitation and non-competition restrictive covenants for periods of one year and two years, respectively, following such termination.

Mr. Lusk’s Employment Agreement

Effective January 30, 2018, Mr. Lusk entered into an employment agreement, as amended October 7, 2019 (the “Lusk Agreement”), with us to serve as Chief Financial Officer of the Company until terminated. The Lusk Agreement provides for (i) an annual base salary of $850,000, (ii) a discretionary annual cash incentive of up to $50,000, and (iii) an incentive under the Omnibus Incentive Plan of up to $500,000, subject to the Company’s achievement of a consolidated combined ratio that is below 91 for the preceding calendar year. In addition, in connection with entering into the Lusk Agreement, Mr. Lusk received a grant of 75,000 shares of restricted stock, which vest in equal annual installments of 15,000 shares beginning on January 31, 2019. Mr. Lusk also receives medical, dental, prescription and disability insurance coverage, a monthly housing allowance of $3,500, and reimbursement of reasonable travel expenses.

Mr. Lusk would be entitled to his base salary that is accrued but unpaid, and accrued and unused paid time off for 180 days following the termination date, in the event he is terminated by us without “Cause,” which is defined as occurring upon (i) a felony conviction, (ii) an act of fraud upon the Company, (iii) the willful refusal or gross neglect to perform the duties reasonably assigned, (iv) the breach of non-compete, non-solicit, or non-disclosure obligations, (v) a breach of the employment agreement or (vi) any fraud, breach of fiduciary duty, gross negligence, embezzlement or misappropriation against the Company.

Mr. Lusk may resign upon giving no less than 90 days’ notice.

If Mr. Lusk becomes unable to perform his duties by reason of illness or injury for a consecutive period of 120 days, then the Company may terminate his employment. In such event, Mr. Lusk would be entitled to all accrued but unpaid base salary and accrued and unused paid time off as of the termination date.

Upon a termination of employment, Mr. Lusk would continue to be subject to non-solicitation and non-compete restrictive covenants for a period of two years following such termination. However, the non-compete covenant will not apply if the Company terminates without “Cause.”

Mr. Widdicombe’s Employment Agreement

Effective November 4, 2015, Mr. Widdicombe entered into an amended and restated employment agreement (the “Widdicombe Amended Agreement”) with us to serve as President of the Company until December 31, 2020. The Widdicombe Amended Agreement provides for (i) an annual base salary of $1.75 million commencing on January 1, 2016 (subject to annual cost of living and inflation-based adjustments), (ii) an incentive under the Omnibus Incentive Plan of $375,000 for each calendar year beginning in 2016, subject to the Company’s achievement of at least $50 million in EBITDA for such year and (iii) an annual cash incentive under the Company’s EBITDA incentive pool with a target amount of $375,000 beginning in 2016. In connection with entering into the Widdicombe Amended Agreement, Mr. Widdicombe received a grant of 250,000 shares of restricted stock, which vest in equal annual installments of 50,000 shares beginning on November 4, 2016.

Mr. Widdicombe would be entitled to his base salary and share based compensation for the remainder of the employment term, under the Widdicombe Amended Agreement, in the event he is terminated by us without “Cause,” which is defined as (i) a breach of the employment agreement or (ii) any fraud, breach of fiduciary duty, gross negligence, embezzlement or misappropriation against the Company. If the Widdicombe Amended Agreement expires without the Company offering him a new employment agreement with compensation levels similar to those offered under this agreement in the last year of its term, then he would be entitled to severance equal his annual base salary in the final year of the agreement.

If Mr. Widdicombe dies during the term of the Widdicombe Amended Agreement, his estate would be entitled to 50% of his base salary for the remainder of the employment term.

Mr. Widdicombe may resign upon giving no less than 90 days’ notice.

If Mr. Widdicombe becomes unable to perform his duties by reason of illness or injury for a consecutive period of ninety (90) days, then the Company may, within thirty (30) days, suspend the officership of Mr. Widdicombe. In the event of such suspension, Mr. Widdicombe would remain an employee of the Company and receive his regular compensation and all his regular fringe benefits through December 31st of the following year, in which case Mr. Widdicombe’s employment with the Company would terminate at the end of such period if Mr. Widdicombe has not returned to the full-time performance of his duties.

In the event of a “change of control” (as defined in the agreement), Mr. Widdicombe would be entitled to continue receiving, through the remainder of the term of the agreement, (i) his base salary as in effect on the change of control date, (ii) his annual incentives in amounts no less than those paid in the preceding 12 months and (iii) employee benefits as in effect on the change of control date.

Upon a termination of employment for any reason, Mr. Widdicombe would continue to be subject to non-solicitation and non-competition restrictive covenants for periods of one year and two years, respectively, following such termination.

Mr. Garateix’s Employment Agreement

Effective November 4, 2015, Mr. Garateix entered into an employment agreement (the “Garateix Agreement”) with us to serve as our Chief Operating Officer of the Company until December 31, 2020. The Garateix Agreement provides for (i) an annual base salary of $750,000 commencing on January 1, 2016 (subject to annual cost of living and inflation-based adjustments) and (ii) an annual cash incentive of up to $100,000 under the Company’s EBITDA incentive pool during the term of the Garateix Agreement, based on and subject to available funds in the Company’s EBITDA incentive pool. In connection with the Garateix Agreement, Mr. Garateix received a grant of 125,000 shares of restricted stock, which vest in equal annual installments of 25,000 shares beginning on November 4, 2016.

Mr. Garateix may resign upon giving no less than 90 days’ notice.

Upon a termination of employment for any reason, Mr. Garateix would be subject to non-solicitation and non-competition restrictive covenants for periods of five years and two years, respectively, following such termination.

Tim Moura’s Employment Agreement

Effective February 3, 2014, Mr. Moura entered into an employment agreement, as amended January 1, 2018 (the “Moura Agreement”), with NBIC Service Company, Inc., a subsidiary of the Company, to serve as President of NBIC. The Moura Agreement provides for (i) an annual base salary of $850,000 commencing on January 1, 2018, (ii) an annual cash discretionary incentive of up to $50,000 based on the Board’s approval of the EBITDA incentive pool and Mr. Moura’s performance during the calendar year, and (iii) a cash incentive under the Omnibus Incentive Plan based on NBIC’s annual gross premiums written and combined ratio. In connection with entering into the amendment to the Moura Agreement, Mr. Moura received a grant of 50,000 shares of restricted stock, which vest in equal annual installments of 10,000 shares beginning on January 1, 2019.

Mr. Moura is entitled to 24-months’ notice prior to termination by us without “Cause” or for “Good Reason.” In such case, he would be entitled to his cash and share based compensation for the 24 months. “Cause” is defined as (i) the conviction of a felony, (ii) an act of fraud against the Company, (iii) a material breach of the employment agreement or the willful refusal or gross neglect to perform the duties reasonably assigned, or (iv) the breach of his non-compete, non-solicit, or non-disclosure obligations which results in a material adverse effect on the Company. “Good Reason” is defined as (i) a material diminution in duties, (ii) failure to pay Mr. Moura amounts owed under the agreement, (iii) relocation of NBIC’s principal location outside a certain radius, or (v) Mr. Moura’s failure to retain his position at a potential successor to the Company.

If Mr. Moura dies during the term of the Moura Agreement, his estate would be entitled to receive accrued but unpaid base salary, time off, and any other benefits payable through the date of his death.

Mr. Moura may resign upon giving no less than 90 days’ notice.

If Mr. Moura becomes unable to perform substantially his duties for a consecutive period of 120 days, then the Company may terminate him with notice.

Upon a termination of employment for any reason, Mr. Moura would continue to be subject to non-solicitation and non-competition restrictive covenants for two years following such termination.

Estimated Payments Following Termination or Change in Control

We have employment agreements and award agreements, granted pursuant to our Omnibus Incentive Plan, with each of our named executive officers (collectively, the “Agreements”) that entitle them to severance payments on certain types of employment terminations.

Without “Cause” and “Good Reason” Payments

The Agreements provide each of our named executive officers with certain payments upon termination of employment by us without “cause,” as defined in their respective employment agreements. Messrs. Lucas, Widdicombe, and Moura are entitled to remaining, regularly scheduled cash and share based compensation under their employment agreements. For Messrs. Lucas and Widdicombe, such compensation will continue until December 31, 2020. For Mr. Moura, we must provide 24-months’ notice prior to such termination, during which time he is entitled to his scheduled compensation and benefits. Mr. Moura is entitled to the same payment in the event of his notice of termination for “good reason,” as defined in his employment agreement. Mr. Lusk is entitled to all accrued but unpaid base salary and accrued and unused paid time off for 180 days following the termination date, subject to his release of claims against the Company.

With respect to equity, except for Mr. Lusk and Mr. Moura, if any of our named executive officers’ employment is terminated without “cause,” then the remaining unvested shares will be forfeited upon each individual’s termination date. Mr. Lusk’s unvested shares will vest upon the date of his termination other than for cause, and Mr. Moura’s unvested shares will vest upon the date of his termination without cause.

In addition, Messrs. Lucas and Widdicombe are entitled to unused vacation in a lump sum within ninety (90) days following their termination of employment.

For “Cause” Terminations

With respect to equity, in the event of a termination for “cause,” Mr. Lusk is required to immediately forfeit unvested shares. Under these circumstances, each of the other named executive officers’ equity awards will be immediately forfeited on the date that: (i) their employment is terminated; (ii) their employment could have been terminated for “cause”; or (iii) there has been a determination that a named executive officer engaged in inimical conduct.

“Change of Control” Payments

Under the employment agreements with Messrs. Lucas and Widdicombe, a “change of control” will generally be deemed to have taken place if: (i) any person, including a “group” as defined in the Securities Exchange Act of 1934, as amended, becomes the beneficial owner of Company securities having greater than 50% of the combined voting power of the then outstanding shares of the Company, subject to certain exceptions, or (ii) the persons who were directors of the Company before such transactions cease to constitute a majority of the Board, or any successor to the Company, as the direct or indirect result of or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions.

Under the employment agreements with Messrs. Lucas and Widdicombe, upon the occurrence of a “change of control,” the Company will until December 31, 2020, (i) continue to pay base salary at not less than the level applicable on the change of control date, (ii) pay incentives in amounts not less in amount than those paid during the 12-month period preceding the change of control date, and (iii) continue employee benefit programs at levels in effect on the change of control date.

With respect to equity awards, upon a change of control, Mr. Lusk’s remaining unvested shares will vest upon the date of the change of control. If Mr. Moura remains employed by the successor entity following a change of control, the dollar value of his unvested awards (as of the change of control date) will be held in escrow and distributed to him in accordance with the vesting schedule in his award agreement. If Mr. Moura’s employment is terminated as a result of the change of control, his unvested awards as of the date of termination will become immediately vested on that date.

“Death” Payments

Pursuant to the employment agreements with Messrs. Lucas and Widdicombe, in the event of either of their deaths during their terms of employment, their legal representatives, respectively, are entitled to 50% of any unpaid base salary through December 31, 2020. Pursuant to Mr. Lusk’s employment agreement, in the event of his death during his term of employment, his legal representative is entitled to all accrued but unpaid base salary and accrued and unused paid time off. Pursuant to the agreement with Mr. Moura, his estate would be entitled to receive accrued but unpaid base salary, time off, and any other benefits payable through the date of his death.

With respect to equity awards, upon the death of any of the named executive officers, any unvested restricted stock awards will automatically terminate and be forfeited as of the date of death.

“Disability” Payments

Pursuant to Mr. Lusk’s employment agreement, in the event of his termination due to “disability,” he will be entitled to all accrued but unpaid base salary and accrued and unused paid time off as of the termination date.

Tax Matters

In the event any payment or benefit to the other executive officers would constitute an excess parachute payment within the meaning of Section 280G of the Internal Revenue Code and be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the affected named executive officer will be entitled to the greater of (on a net after-tax basis): (i) the largest amount of the payment that would result in no portion of the payment or benefit being subject to the excise tax under Section 4999 of the Internal Revenue Code or (ii) the entire payment or benefit without any reduction to avoid the excise tax.

Table Showing Estimated Payments Following Termination or Change in Control

The following table shows potential payments to our named executive officers if their employment terminates under their Agreements. The amounts assume a December 31, 2019, termination date and use the closing price of our common stock as of that date of $13.25 per share.

Name	Involuntary Termination without Cause ($)		Upon a Change of Control ($)		Involuntary Termination upon a Change of Control ($)		Death ($)
Bruce Lucas
Salary	2,302,529		—		2,302,529		1,151,265
Cash Incentive	4,250,000	(1)	—		9,200,000	(2)	—
Value of Accelerated Equity(3)	—		—		—		—
Employee Benefits(4)	—		—		26,444

Total	6,552,529		—		11,528,973		1,151,265

Kirk Lusk
Salary	—		—		—		—
Cash Incentive	—		—		—		—
Value of Accelerated Equity(3)	795,000	(6)	795,000	(6)	795,000	(6)	—

Total	795,000		795,000		795,000		—

Name	Involuntary Termination without Cause ($)		Upon a Change of Control ($)	Involuntary Termination upon a Change of Control ($)		Death ($)
Richard Widdicombe
Salary	1,929,375		—	1,929,375		964,688
Cash Incentive	750,000	(1)	—	750,000	(2)	—
Value of Accelerated Equity(3)	—		—	—		—
Employee Benefits(4)	—		—	24,585

Total	2,679,375		—	2,703,960		964,688

Ernie Garateix
Salary	—		—	—		—
Cash Incentive	—		—	—		—
Value of Accelerated Equity(3)	—		—	—		—

Total	—		—	—		—

Tim Moura
Salary	1,741,192	(5)	—	1,741,192	(5)	—
Cash Incentive	100,000	(5)	—	100,000	(5)	—
Value of Accelerated Equity(3)	530,000	(6)	—	530,000	(6)	—
Employee Benefits	39,005	(5)	—	39,005	(5)	—

Total	2,410,197		—	2,410,197		—

(1)

This amount reflects payment equal to the target annual cash based incentive amounts set forth in Mr. Lucas and Mr. Widdicombe’s employment agreements. For more information, please see “Estimated Payments Following Termination or Change of Control” and “Executive Compensation – Grants of Plan-Based Awards” above.

(2)

This amount reflects payment equal to the amount of cash based incentive paid to Mr. Lucas and Mr. Widdicombe, respectively, during the preceding 12-month period, as provided by their employment agreements. These amounts were based on cash based incentives earned for 2018 and paid in 2019. For more information, please see “Estimated Payments Following Termination or Change of Control” and “Executive Compensation – Summary Compensation Table” above.

(3)

Except for Mr. Lusk and Mr. Moura, if any of our named executive officers’ employment is terminated for any reason, then the remaining unvested shares will be forfeited upon each individual’s termination date. Mr. Lusk’s unvested shares will vest upon the date of his termination other than for cause or a change of control, and Mr. Moura’s unvested shares will vest upon the date of his termination without cause or upon his termination as a result of a change of control.

(4)	Reflects payment of life insurance, medical insurance, disability insurance, dental insurance, vision insurance, and COBRA benefits.
(5)

Pursuant to his employment agreement, Mr. Moura is entitled to 24-months’ notice prior to his termination without “cause,” during which time he is entitled to his scheduled compensation and benefits. This amount reflects what Mr. Moura would be entitled to receive if we provided him with the proper notice of termination on December 31, 2019.

(6)

Represents the value of accelerated vesting of shares of restricted stock. The value of the accelerated vesting is calculated by multiplying the closing price of the Company’s common stock on December 31, 2019 ($13.25) by the number of unvested shares of restricted stock as of December 31, 2019.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the median annual total compensation of our employees and the annual total compensation of our CEO, Bruce Lucas.

As of December 31, 2019, our employee population consisted of approximately 530 individuals. We selected December 31, 2019, the last day of our fiscal year, as the determination date for identifying the median employee.

To identify the median employee, we calculated the amount of annual gross pay paid to all of our employees (other than our CEO). We annualized pay for those who commenced work during 2019. We did not make any cost-of-living or other adjustments in identifying the median employee.

We calculated the 2019 total annual compensation of such employee in accordance with the requirements of the executive compensation rules for the Summary Compensation Table (Item 402(c)(2)(x) of Regulation S-K). Under this calculation, the median employee’s annual total compensation was $67,838.

Utilizing the same executive compensation rules, and consistent with the amount reported in the “Total” Column of our 2019 Summary Compensation Table above for our CEO, the annual total compensation of our CEO was $6,076,316. The resulting ratio of the annual total compensation of our CEO to the annual total compensation of the median employee was 90 to 1. This ratio represents a reasonable estimate calculated in a manner consistent with SEC rules based on the methodology described above.

The SEC rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices, and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

This information is being provided in response to SEC disclosure requirements. Neither the Compensation Committee nor management of the Company uses the pay ratio measure in making any compensation decisions.

DIRECTOR COMPENSATION

The following table summarizes the annual compensation for our non-employee directors during 2019.

2019 Director Compensation

Name	Fees Earned or Paid in Cash ($)(1)
Pete Apostolou	150,000
Irini Barlas	150,000
Mark Berset(2)	75,000
Trifon Houvardas(3)	75,000
Steven Martindale	150,000
James Masiello	150,000
Nicholas Pappas	150,000
Joseph Vattamattam	150,000
Vijay Walvekar	150,000

(1)	Each of our non-employee directors received annual cash payments of $150,000, in connection with their provision of services to the Board during 2019.
(2)	Mr. Berset was appointed to the Board on July 15, 2019 to fill a vacancy. He therefore received a pro-rata retainer fee for 2019.
(3)	Mr. Houvardas did not stand for re-election at the 2019 annual meeting and is no longer a director. He therefore received a pro-rata retainer fee for 2019.

The table above describes the compensation earned by our non-employee directors in 2019.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board consists of three non-employee directors, Irini Barlas, Joseph Vattamattam and Vijay Walvekar, each of whom the Board has determined to be an independent director as defined in the rules of the NYSE. The Audit Committee is a standing committee of the Board and operates under a written charter adopted by the Board, which is available at www.heritagepci.com on the “Investors” page listed as “Governance Documents” under the heading “Corporate Governance.” Among its other functions, the Audit Committee has the authority and responsibility to retain and terminate the engagement of the Company’s independent registered public accounting firm (the “independent auditors”).

Management is responsible for the Company’s internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

During 2019, at each of its meetings, the Audit Committee met with the senior members of the Company’s financial management team and the independent auditors. The Audit Committee’s agenda is established by the Audit Committee’s chairwoman and senior members of the Company’s financial management team. The Audit Committee met in private sessions with the Company’s independent auditors at certain of its meetings, and also separately with the Company’s head of internal audit, without management representation, to discuss financial management, accounting and internal control issues. The Audit Committee has reviewed and discussed with management and the independent auditors the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the consolidated financial statements. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee discussed with the independent auditors those matters required to be discussed by the auditors under the rules adopted by the Public Company Accounting Oversight Board.

The Company’s independent auditors also provided to the Audit Committee the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee discussed with the independent auditors that firm’s independence and considered whether the non-audit services provided by the independent auditors are compatible with maintaining their independence.

Based on the Audit Committee’s discussion with management and the independent auditors, and the Audit Committee’s review of the representation of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended that the Board include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate future filings, including this proxy statement, in whole or in part, the Audit Committee Report above shall not be incorporated by reference into this proxy statement.

Submitted by the Audit Committee of the Board of

Directors,

April 3, 2020

Irini Barlas (Chairwoman)

Joseph Vattamattam

Vijay Walvekar

FEES BILLED FOR SERVICES RENDERED BY INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Grant Thornton was our independent registered public accounting firm from January 1, 2018 through June 14, 2018. On June 14, 2018, the Audit Committee approved the engagement of Plante & Moran as our new independent registered public accounting firm. The approximate fees billed by Plante & Moran for 2019 are set forth below:

Fees	Fiscal Year Ended December 31, 2019 ($)	Fiscal Year Ended December 31, 2018 ($)
Audit Fees(1)	873,441	664,343	(2)
Audit-Related Fees(3)	47,407	46,213
Tax Fees	—	—
All Other Fees	—	—

Total	920,848	710,556	(2)

(1)

Audit fees include fees billed for professional services rendered for the audit of our annual consolidated financial statements, the review of the interim consolidated financial statements included in our quarterly reports, and other related services that are normally provided in connection with statutory and regulatory filings. Audit fees for the year ended December 31, 2019 include the review of periodic filings with the SEC.

(2)	Includes $193,200 in audit fees for services performed in 2018 and paid in 2019, which fees were undeterminable at the time of the filing of the 2019 proxy.
(3)

Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” These services include attest services related to financial reporting that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards.

The Audit Committee has adopted certain policies and procedures regarding permitted audit and non-audit services and the annual pre-approval of such services. Each year, the Audit Committee will ratify the types of audit and non-audit services of which management may wish to avail itself, subject to pre-approval of specific services. Each year, management and the independent registered public accounting firm will jointly submit a pre-approval request, which will list each known and/or anticipated audit and non-audit services for the upcoming calendar year and which will include associated budgeted fees. The Audit Committee will review the requests and approve a list of annual pre-approved non-audit services. Any additional interim requests for additional non-audit services that were not contained in the annual pre-approval request will be approved during quarterly Audit Committee meetings. Plante & Moran did not perform non-audit services for the Company in 2019, however the approval of such services if necessary in the future would follow the policies and procedures described above.

All services provided by Plante & Moran during the fiscal year ended December 31, 2019 and December 31, 2018 were approved by the Audit Committee.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In the ordinary course of our business, we have entered into transactions with our directors, officers and greater than 5% stockholders or companies in which they have a material interest. Our Audit Committee is responsible for approving related party transactions, as defined in applicable rules promulgated by the SEC. Our Audit Committee operates under a written charter pursuant to which all related party transactions are reviewed for potential conflicts of interest. Such transactions must be approved by our Audit Committee.

Agreement with Shannon Lucas

On January 1, 2017, Shannon Lucas (then Shannon Cloonen), the wife of Bruce Lucas, Chairman and CEO, entered into a consulting agreement with the Company, pursuant to which she agreed to provide consulting services related to the Company’s catastrophe reinsurance and risk management program to us at a rate of $400 per hour. Mrs. Lucas is an industry veteran with 17 years of insurance expertise. Mrs. Lucas is responsible for all aspects of the Company’s reinsurance program, including catastrophe modeling, exposure risk management, reinsurance structuring and placement, reinsurance collections and audits, and reinsurance reporting for all regulators and rating agencies. Mrs. Lucas has extensive background in the insurance industry and has worked for several large insurance companies including Tower Hill Insurance Group, Florida Farm Bureau and United Property and Casualty Insurance Company, where she served as the Director of Risk Management. In 2019, Ms. Lucas received total cash compensation of approximately $344,400. The consulting agreement has no specific term and either party may terminate the agreement upon providing written notice. Additionally, Ms. Lucas currently serves as a director of our subsidiary Heritage Property & Casualty Insurance Company (“HPCI”) and NBIC. Ms. Lucas’ annual compensation for her role as a director of HPCI is $150,000.

Employment of Robert DeBoy

Robert DeBoy, the brother-in-law of Bruce Lucas, Chairman and CEO, joined the Company in February 2013 as a Claims Examiner. Mr. DeBoy reports directly to a Claims Manager. In 2019, Mr. DeBoy received total cash compensation of approximately $176,775. Mr. DeBoy also participates in the Company’s benefit plans that are made available to all employees.

Employment of Timothy Sanders

Timothy Sanders, the brother-in-law of Bruce Lucas, Chairman and CEO, joined the Company in March 2016 as a senior claims examiner. Mr. Sanders holds a bachelor’s degrees in Risk Management and Insurance from Florida State University and is a designated Senior Claims Law Associate. Upon joining Heritage, Mr. Sanders had six years of experience in liability and litigated claims. Mr. Sanders reports directly to a Claims Director. In 2019, Mr. Sanders received total cash compensation of approximately $136,106. Mr. Sanders also participates in the Company’s benefit plans that are made available to all employees.

Employment of Kevin Widdicombe

Kevin Widdicombe, the son of Richard Widdicombe, President, joined the Company in July 2013 as a Risk Modeling Analyst. His current role at Heritage is BI Analyst. Mr. Widdicombe holds a bachelor’s degree in Risk Management and Insurance from Florida State University. Mr. Widdicombe reports directly to the Data Warehouse Manager. In 2019, Mr. Widdicombe received total cash compensation of approximately $208,400. Mr. Widdicombe also participates in the Company’s benefit plans that are made available to all employees.

Relationship with Mark Berset

Mark Berset joined the Board of the Company in July 2019. Mr. Berset owns and is chief executive officer of Comegys Insurance Agency, Inc. (“Comegys”), an independent insurance agency that writes insurance policies for the Company. For the years ended December 31, 2019 and 2018, the Company paid agency commission to Comegys of approximately $598,000 and $509,900, respectively. The commissions received by Comegys were based upon standard industry rates consistent with those provided to the Company’s other insurance agencies. There are no arrangements or understandings between Mr. Berset and any other persons with respect to his appointment as a director.

OTHER INFORMATION

Stockholder Proposals for the 2021 Annual Meeting

If any stockholder intends to present a proposal to be considered for inclusion in the Company’s proxy materials in connection with the 2021 annual meeting of stockholders, the proposal must be in proper form (per SEC Regulation 14A, Rule 14a-8) and received by the Secretary of the Company on or before December 29, 2020. Stockholder proposals to be presented at the 2021 annual meeting of stockholders which are not to be included in the Company’s proxy materials must be received by the Company no earlier than February 22, 2021 and no later than March 24, 2021, in accordance with the procedures in the Company’s Bylaws.

Expenses of Solicitation

The Company pays the cost of preparing, assembling and mailing this proxy-soliciting material. The Company pays all costs of solicitation, including certain expenses of brokers and nominees who mail proxy materials to their customers or principals. We have engaged Georgeson LLC (“Georgeson”) as our proxy solicitor at an anticipated cost of approximately $10,500 plus reasonable out-of-pocket expenses. This estimate is subject to the final solicitation campaign approved by us and Georgeson.

“Householding” of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and other proxy materials with respect to two or more stockholders sharing the same address by delivering a single copy of the proxy statement and other proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides convenience for stockholders and cost savings for companies.

We have delivered only one copy of our proxy materials and other proxy materials to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of our proxy statement (and any other proxy materials and documents sent therewith), as requested, to any stockholder at the shared address to which a single copy of these documents was delivered. Stockholders should contact their broker or, if a stockholder is a direct holder of shares of our common stock, they should submit their request to our transfer agent in writing addressed to: Computershare Investor Services, P.O. Box 30170, College Station, Texas 77842-3170. In addition, stockholders who currently receive multiple copies of our proxy statement and other proxy materials at their address and would like to request “householding” of their communications should contact their broker or, if a stockholder is a direct holder of shares of our common stock, they should submit a request to our transfer agent in writing at the address above.

HERITAGE INSURANCE

Pillars of Strength and Character.

VOTE

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Your vote matters – here's how to vote!

2020 Annual Meeting Proxy Card

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1. Election of Directors:

	For	Withhold		For	Withhold		For	Withhold
01 - Bruce Lucas	☐	☐	02 - Richard Widdicombe	☐	☐	03 - Panagiotis (Pete) Apostolou	☐	☐
04 - Irini Barlas	☐	☐	05 - Mark Berset	☐	☐	06 - Steven Martindale	☐	☐
07 - James Masiello	☐	☐	08 - Nicholas Pappas	☐	☐	09 - Joseph Vattamattam	☐	☐
10 - Vijay Walvekar	☐	☐						

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4. Approval, on an advisory basis, of the frequency of future advisory votes on the compensation of our named executive officers. 1 Year 2 Years 3 Years Abstain Proposals — The Board of Directors recommend a vote FOR all the nominees listed, FOR Proposals X – X and for every X YEARS on Proposal X. 01 - Bruce Lucas 04 - Irini Barlas 07 - James Masiello 02 - Richard Widdicombe 05 - Mark Berset 08 - Nicholas Pappas 03 - Panagiotis (Pete) Apostolou 06 - Steven Martindale 09 - Joseph Vattamattam For Withhold For Withhold For Withhold 1 U P X 10 - Vijay Walvekar Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 0395DC + + A Board of Directors recommend a vote FOR all the nominees listed, FOR Proposals 2 and 3, and every 1 YEAR on Proposal 4. 1. Election of Directors: For Against Abstain Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. 2. Ratification of the appointment of Plante & Moran, PLLC as the independent registered public accounting firm for fiscal year 2020. qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q 2020 Annual Meeting Proxy Card For Against Abstain 3. Approval, on an advisory basis, of the compensation of our named executive officers. 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT LINE SACKPACK 1234 5678 9012 345 MMMMMMMMM MMMMMMMMMMMMMMM 4 6 0 4 3 5 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND C 1234567890 J N T C123456789 MMMMMMMMMMMM MMMMMMM 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext If no electronic voting, delete QR code and control # ? ? You may vote online or by phone instead of mailing this card. Online Go to www.investorvote.com/HRTG or scan the QR code — login details are located in the shaded bar below. Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/HRTG Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Votes submitted electronically must be received by 11:59 p.m., ET, on June 21, 2020. Your vote matters – here’s how to vote!

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/HRTG Notice of 2020 Annual Meeting of Stockholders The Grand Hyatt Tampa Bay, 2900 Bayport Dr., Tampa, Florida 33607 Proxy Solicited by Board of Directors for Annual Meeting — June 22, 2020 Bruce Lucas, Richard Widdicombe and Ernie Garateix (the “Proxies”), or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Heritage Insurance Holdings, Inc. to be held on June 22, 2020 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR each of the director nominees, FOR the ratification of the appointment of Plante & Moran, PLLC as the independent registered public accounting firm for fiscal year 2020, FOR the approval, on an advisory basis, of the compensation of our named executive officers, and FOR the option of every 1 YEAR as the frequency of future advisory votes on the compensation of our named executive officers. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side) Proxy — Heritage Insurance Holdings, Inc. IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. C Non-Voting Items + + Change of Address — Please print new address below. Comments — Please print your comments below. Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting. 2020 Annual Meeting Admission Ticket 2020 Annual Meeting of Heritage Insurance Holdings, Inc. Stockholders Monday, June 22, 2020, 10:00 a.m. ET The Grand Hyatt Tampa Bay 2900 Bayport Dr. Tampa, Florida 33607 Upon arrival, please present this admission ticket and photo identification at the registration desk.